                                                                     EXHIBIT 4.2


                         RECEIPT FOR DEPOSITARY SHARES,
                EACH REPRESENTING 1/10 OF A SHARE OF 10 1/2% CLASS A
                   CUMULATIVE PREFERRED SHARES, SERIES 2002-A

                             BOYKIN LODGING COMPANY


 THIS CERTIFICATE IS TRANSFERABLE IN    CUSIP  103430 30 2
     CLEVELAND, OH AND NEW YORK, NY

INCORPORATED UNDER THE LAWS OF          SEE REVERSE SIDE FOR CERTAIN DEFINITIONS
            THE STATE OF OHIO

National City Bank, as Depositary (the "Depositary"), hereby certifies that




is the registered owner of                                  DEPOSITARY SHARES



 ("Depositary Shares"), each Depositary Share representing 1/10 of one share of fully paid and nonassessable 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A, without par value ("the Shares"), of Boykin Lodging Company, a corporation duly organized and existing under the laws of the State of Ohio ("the Corporation"), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of October 7, 2002 (the "Deposit Agreement"), among the Company, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. The Depositary Shares represented by this Receipt are transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Receipt properly endorsed. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual or facsimile signature of a duly authorized officer of such Registrar.

         Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:


                                Countersigned: NATIONAL CITY BANK DEPOSITARY
                                                  (CLEVELAND, OH)
                                By:

/s/ Andrew Alexander                    /s/ Robert W. Boykin
         Assistant Secretary                Chairman of the Board of Directors


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                             BOYKIN LODGING COMPANY

         Each Depositary Share represented by this certificate, represents a 1/10 interest in one 10 1/2% Class A Cumulative Preferred Share, Series 2002-A. Because the Preferred Shares are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code") the ownership of Depositary Shares is also subject to the restrictions on transfer and ownership limitations applicable to Preferred Shares. No Person may (i) Beneficially Own or Constructively Own Common Shares in excess of 9% of the number of outstanding Common Shares, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Shares in excess of 9% of the number of outstanding shares of that class or series of Preferred Shares, (iii) beneficially own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (v) Constructively Own Equity Shares that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Each holder of Equity Shares is required to furnish the Corporation such information as the Corporation may request pursuant to
Section 6 of the Corporation's Amended and Restated Articles of Incorporation. Any Person who attempts to Beneficially Own or Constructively Own Equity Shares in excess of the above limitations must immediately notify the Corporation in writing. If those restrictions are violated, the Equity Shares represented hereby in excess of those limitations will be transferred automatically by operation of the Corporation's Amended and Restated Articles of Incorporation to a Trust and will be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as they may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.

         The Depositary will furnish without charge to each registered holder of receipts who so requests a copy of the Deposit Agreement with respect to the 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A of Boykin Lodging Company. Any such request is to be addressed to the Depositary named on the face of this Receipt.

         The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM  - as tenants in common                                UNIF GIFT MIN ACT __________Custodian __________
TEN ENT  - as tenants by the entireties                                            (Minor)            (Cust)
JT TEN   - as joint tenants with right of                             under Uniform Gifts to Minors tenants
           survivorship and not as tenants                                  Act ______________
           in common.                                                              (State)

       Additional abbreviations may be used though not in the above list.

                                   ASSIGNMENT

         For value received, _______________________________________hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

------------------------------
------------------------------

(Please print or typewrite name and address, including zip code, of assignee)

_______________________________________________________________________________
Depositary Shares represented by the within Receipt, and do hereby irrevocably constitute and appoint

___________________________________________________________________________
Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:  _______________________   X____________________________________________
                                    NOTICE: the signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.


SIGNATURE GUARANTEED:

By _________________________________________________
The signature(s) should be guaranteed by an eligible guarantor institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.